Exhibit 99.1

Delta Apparel Reports First Quarter Fiscal 2009 Results

Company Reports Record First Quarter Revenue of $91.4 Million
First Quarter Diluted EPS of $0.08

DULUTH, Ga.--(BUSINESS WIRE)--October 27, 2008--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its first quarter ended September 27, 2008.

First Quarter Results

Net sales for the three months ended September 27, 2008, were $91.4 million, an increase of $18.9 million, or 26.0%, from the prior year’s first quarter. Both the activewear and retail-ready segments had higher sales driven by the second consecutive quarter of sales growth in each of the Company’s four business units. Gross margins increased 320 basis points to 21.1% compared to 17.9% in the prior year first quarter. The prior year first quarter included $2.0 million of restructuring related expenses, lowering the gross margin by approximately 270 basis points. Increased prices in the activewear segment and a higher mix of retail-ready sales improved the overall margins in the first quarter of fiscal 2009. Net income for the first quarter was $0.7 million, or $0.08 per diluted share compared to the prior year’s first quarter net loss of ($1.5 million), or ($0.18) per diluted share, inclusive of ($0.16) per diluted share of restructuring related expenses.

Robert W. Humphreys, President and Chief Executive Officer, commented, “First quarter results exceeded our internal expectations and we are on track to achieve our fiscal year 2009 expectations. Demand for our portfolio of apparel products appears solid despite reduced retail open to buy dollars. Improved in-stock inventory position of our basic undecorated tees has allowed us to better service our customers and regain market share. In addition, we believe being recognized as a preferred supplier on certain retail programs has helped sales growth in our activewear business. While we are not yet satisfied with our production costs, we are seeing improved productivity in our manufacturing facilities. We continued to expand output in our state-of-the-art textile plant, Ceiba Textiles during our first quarter, and are on pace to achieve our goal of 700,000 pounds of weekly fabric production by the end of our second quarter. Our sewing and printing efficiency also continues to improve as newly implemented initiatives at our facilities are showing positive results. We are pleased with our start to the new fiscal year and expect to experience improved profitability as fiscal 2009 progresses.”

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe and Junkfood businesses, reported a 36.6% sales increase to $41.4 million for the first quarter of fiscal year 2009 compared to $30.3 million in the prior year first quarter. Sales in our Junkfood business increased 88.4%, the sixth consecutive quarter of double-digit sales growth. Junkfood revenue was positively impacted by sales of the new co-branded products to GapKids and babyGap as well as increased export sales. First quarter revenue in the Soffe business increased 20.8% compared to the prior year first quarter, with all of its distribution channels achieving double digit sales growth. Operating income in the retail-ready segment was $5.3 million for the first fiscal quarter of 2009, an increase of $2.6 million, or 95.3%, from the prior year first quarter due primarily to increased sales and leveraged fixed costs in both businesses.

Activewear Apparel

The activewear segment, comprised of the Delta and FunTees businesses, reported sales of $50.0 million for the three months ended September 27, 2008, an 18.4% increase from the prior year first quarter. Sales in the Delta business increased 28.8% as this business regained market share in the basic t-shirt market as its in-stock inventory position improved with production coming from the new offshore textile facility. The price increases on catalog goods continued during the quarter, helping to partially offset higher cotton, energy and transportation costs. Revenue in the FunTees business was up less than 1% from the prior year first quarter; however, orders for future shipments increased as the Company is continuing to deliver on-time, high quality products. The activewear segment generated an operating loss of $2.9 million for the first fiscal quarter of 2009, compared to an operating loss of $3.9 million in the prior year first quarter, which included $2.0 million in restructuring related expenses. The loss in the first quarter of 2009 was driven by lower margins as price increases had not been fully realized in either business to cover the higher raw material and energy prices. In addition, higher manufacturing costs flowed through cost of sales in the first quarter of fiscal year 2009 compared to the first quarter of the prior year, as certain restructuring related manufacturing costs had been expensed in the fourth quarter of fiscal year 2007.

Balance Sheet

The Company’s accounts receivable on September 27, 2008 was $46.6 million, an increase of $8.5 million, or 22.4%, from September 29, 2007. The increase in accounts receivable was mainly attributable to the 26% increase in sales during the quarter.

Inventory levels decreased $1.1 million from the prior year September to $128.5 million on September 27, 2008. The decline in inventory resulted from lower inventory units, offset partially by higher priced inventory due to increases in raw materials, energy and transportation costs. Inventory levels are expected to increase in the second fiscal quarter as the Company builds inventory in support of the historically stronger spring selling season.

The Company reduced its debt in the first fiscal quarter of 2009 by $12.8 million resulting in $89.5 million of debt outstanding at September 27, 2008. The decrease in debt was driven by the collection of the strong fourth quarter fiscal year 2008 sales and lower capital spending, offset partially by a modest increase in inventory from our 2008 fiscal year-end. The Company expects debt levels to increase during the second fiscal quarter as inventory levels increase in preparation for the spring selling season.

Fiscal 2009 Guidance

For the fiscal year ending June 27, 2009, the Company reiterates its expectation for net sales to be in the range of $340 to $360 million and earnings to be in the range of $0.70 to $0.90 per diluted share. This compares to fiscal year 2008 sales of $322.0 million and a loss of ($0.06) per diluted share, inclusive of ($0.39) of costs associated with the textile restructuring plan.

The Company remains concerned about the general slowdown of the U.S. economy and consumer demand for apparel. The difficult retail climate has led to higher than normal bankruptcy rates by apparel retailers. This, coupled with weaker consumer demand and volatile raw material, energy and transportation prices, is an ongoing concern for the Company. In determining its expectations for fiscal year 2009, the Company believes it has taken into consideration these heightened risk factors; however, significant further deterioration in the economy may negatively impact the Company’s ability to achieve its expectations.

Mr. Humphreys concluded, “We are encouraged with our start to fiscal year 2009 and are looking forward to the remainder of the year. The recently completed restructuring program is positioning us well and should help drive improved performance. That said, we are cognizant of the current macroeconomic environment and the uncertainty about consumer demand for apparel during the upcoming holiday season. Looking ahead, we have a number of new marketing strategies in place that should continue to drive organic growth in our existing operations. We also remain focused on cost savings and quality improvements in our manufacturing operations, which we anticipate will lead to enhanced profitability as the fiscal year unfolds. We believe our initiatives place us in a strong position to increase shareholder value in the future.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-0407. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from October 27, 2008 through November 3, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 4567321.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is an international apparel design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com and www.deltaapparel.com, and soon to be available at www.junkfoodforever.com. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico, and it employs approximately 6,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	Sep 27, 2008	Sep 29, 2007

Net Sales	$91,412	$72,562
Cost of Goods Sold	72,106	59,571
Gross Profit	19,306	12,991

Selling, General and Administrative	16,841	14,203
Restructuring Costs	-	62
Other (Expense) Income, Net	(25)	82
Operating Income (Loss)	2,440	(1,192)

Interest Expense, Net	1,419	1,470

Income (Loss) Before Provision (Benefit) for Income Tax	1,021	(2,662)

Provision (Benefit) for Income Taxes	347	(1,114)

Net Income (Loss)	$674	$(1,548)

Weighted Average Shares Outstanding
Basic	8,499	8,430
Diluted	8,508	8,430

Net Income (Loss) per Common Share
Basic	$0.08	$(0.18)
Diluted	$0.08	$(0.18)

	Sep 27, 2008	Jun 28, 2008	Sep 29, 2007

Current Assets
Cash	$595	$586	$534
Receivables, Net	46,556	62,012	38,043
Income Tax Receivable	1,689	1,007	754
Inventories, Net	128,514	124,746	129,615
Deferred Income Taxes	2,402	2,542	2,959
Other Assets	2,976	2,916	3,314
Total Current Assets	182,732	193,809	175,219

Noncurrent Assets
Property, Plant & Equipment, Net	39,300	40,042	32,926
Goodwill and Other Intangibles, Net	24,293	24,417	22,191
Other Noncurrent Assets	3,361	3,355	2,740
Total Noncurrent Assets	66,954	67,814	57,857

Total Assets	$249,686	$261,623	$233,076

Current Liabilities
Accounts Payable and Accrued Expenses	$52,663	$53,112	$45,170
Current Portion of Long Term Debt	5,451	6,780	5,270
Total Current Liabilities	58,114	59,892	50,440

Noncurrent Liabilities
Long-Term Debt	84,074	95,542	78,251
Deferred Income Taxes	975	578	805
Other Noncurrent Liabilities	641	718	205
Total Noncurrent Liabilities	85,690	96,838	79,261

Stockholders' Equity	105,882	104,893	103,375

Total Liabilities and Stockholders' Equity	$249,686	$261,623	$233,076

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 ext. 6620
Chief Financial Officer
or
Investor Relations Contact:
Brendon Frey, 203-682-8200
Integrated Corporate Relations